EXHIBIT 12
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

                                JumboSports Inc.
                Statements of Ratio of Earnings to Fixed Charges

                        (in thousands except ratio data)

                                         FISCAL      FISCAL      FISCAL      FISCAL       FISCAL
                                          1993        1994        1995        1996         1997
                                       ---------   ---------   ---------   ---------    ---------
Earning (loss) before tax              $  18,417   $  25,670   $  10,971   $ (48,419)   $(111,297)

Fixed charges:
    Interest                               1,896       6,790      13,890      20,092       30,928
    Interest portion of rent expense       1,818       3,045       3,956       1,214            0
                                       ---------   ---------   ---------   ---------    ---------

Total fixed charges                        3,714       9,835      17,846      21,306       30,928

Earnings plus fixed charges            $  22,131   $  35,505   $  28,817   $ (27,113)   $  80,369
                                       =========   =========   =========   =========    =========

Earnings plus fixed charges
    to fixed charges                        5.96        3.61        1.61         N/M          N/M


N/M  -  not meaningful
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